Exhibit 99.1

Press Release

CEVA REPORTS SOLID FIRST QUARTER 2005 FINANCIAL RESULTS

Increased Adoption of DSP, GPS and Serial ATA Produce 22 Percent Quarterly Sequential Growth in Licensing Revenue

SAN JOSE, Calif. - April 28, 2005 - CEVA, Inc. (NASDAQ: CEVA; LSE: CVA) the leading licensor of digital signal processors (DSP), communications and multimedia solutions to the semiconductor industry, today announced financial results for the first quarter of 2005, which ended March 31, 2005. CEVA recorded 9 percent sequential growth in total revenue and profits in line with the guidance issued by the Company for the first quarter.

First Quarter 2005
Total revenue for the first quarter of 2005 was $10.0 million, an increase of 9 percent compared to the $9.2 million reported in both the first and fourth quarter of 2004. First quarter 2005 licensing revenue of $7.1 million increased 22 percent from the fourth quarter of 2004, and 7.5 percent from the first quarter of 2004.

As in the fourth quarter 2004, seven license deals were completed in the first quarter 2005, representing strength across all key product technologies including DSP, GPS and Serial ATA. Moreover, CEVA will introduce a number of new technologies in the coming months which will add to its licensing strength in the second half of the year.

First quarter 2005 royalty revenue was $1.8 million, a decrease of 13 percent compared to $2.0 million reported in the fourth quarter 2004, reflecting the seasonality of our consumer-oriented licensees’ product shipments, but up 49 percent compared to $1.2 million reported in the first quarter of 2004. The seasonality in royalty revenue in the first quarter of 2005 is similar to the 17 percent sequential decrease in royalty revenue from the fourth quarter 2003 to the first quarter 2004.

The first quarter gross margin was 87 percent compared with 89 percent in the prior quarter and 84 percent in the year ago first quarter. First quarter net income increased to $627,000 or $0.03 per share compared with fourth quarter 2004 net income of $187,000 or $0.01 per share. The Company reported net income of $409,000 or $0.02 per share in the year ago first quarter.

Commenting on the First Quarter, Chet Silvestri, Chairman and CEO of CEVA remarked:
“I am pleased to announce that the momentum we established in 2004 has continued into the first quarter of 2005, as we report a solid financial quarter with revenues and earnings both growing and the Company remaining cash flow positive. Licensing partners reported shipments of 30 million units in the first quarter of 2005 representing a 55 percent increase over the 19 million units shipped by our customers in the first quarter of 2004. We completed seven major licensing agreements during the first quarter of 2005, including major multi-use agreements for our Serial ATA and GPS 4000 technologies. During the quarter, the Company completed its first CEVA-TeakLite-II™ license. Teaklite-II is an enhanced design of the Company’s highest-volume DSP and offers better performance, functionality and speed with backward software compatibility. CEVA expects many of its existing Teaklite licensees to be interested in this upgrade, and we look forward to seeing continued growth for this product in the coming quarters.”

Solid Balance Sheet
As a result of generating cash during the quarter, the Company’s cash balances and marketable securities were $60.3 million at March 31, 2005 compared to $59.6 million at December 31, 2004.

“Our continued sales and financial discipline has significantly reduced our DSO’s from 106 days in the fourth quarter to 82 days at the end of the first quarter,” noted Christine Russell, CFO of CEVA. “We will maintain continued focus on a reduction in DSOs throughout 2005 as we have substantially tightened our payment terms on new deals. Our full year guidance remains unchanged as we see revenue in the range of $44 million to $46 million, gross margin in the range of 88 percent to 90 percent, operating expense in the range of $36 million to $37 million, and net income in the range of $3.5 million to $4.5 million.”

CEVA Conference Call
On April 28, 2005, CEVA management will conduct a conference call at 10:30 a.m. ET/15.30 p.m. London time, to discuss the operating performance for the quarter. To participate in the conference call, US domestic callers can dial 877-951-7311 and international callers can dial +44-207-019-0810, access code “CEVA.”

The conference call will also be available live via the Internet by accessing the CEVA web site at www.ceva-dsp.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-267-9703 for US domestic callers and +44-0207-970-8261 for international callers from two hours after the end of the call until 11:59 p.m. (ET) on May 5, 2005. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:
Christine Russell	Michael Polyviou/Peter Schmidt
CEVA, Inc.	Financial Dynamics
408.514.2924	212.850.5600

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is the leading licensor of DSP, communications and multimedia solutions to the semiconductor industry. CEVA licenses a family of programmable DSP cores, associated SoC system platforms, and a portfolio of application platforms including video processing, audio processing, speech processing, GPS location, Serial-ATA (SATA) and VoIP. In 2004, CEVA's silicon IP was shipped in more than 100 million devices. CEVA was created through the merger of the DSP licensing division of DSP Group and Parthus Technologies. For more information visit www.ceva-dsp.com

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The forward looking statements in this press release include statements concerning expected growth in sales from a number of technologies, including some recently introduced and expected to be introduced in the future, continued momentum of revenue growth and operating efficiencies, and CEVA’s guidance with respect to its revenue, gross margins, total operating expenses and net income for 2005. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of slow growth; that the market for the sale of our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; that we rely significantly on revenue derived from a limited number of licensees; the possible loss of key employees and/or senior management; and the challenges of managing a geographically dispersed operation. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands, except per share data

	Quarter ended		Year ended	Quarter ended
	March 31,		December 31,	December 31,
	2005	2004	2004[1]	2004
	Unaudited	Unaudited		Unaudited
Revenues:
Licensing and royalties	$8,847	$7,769	$32,271	$7,840
Other revenue	1,194	1,445	5,402	1,329

Total revenues	10,041	9,214	37,673	9,169

Cost of revenues	1,293	1,510	5,178	1,018

Gross profit	8,748	7,704	32,495	8,151

Operating expenses:
Research and development, net	4,926	4,009	17,276	4,661
Sales and marketing	1,676	1,673	6,965	1,806
General and administrative	1,471	1,459	5,863	1,354
Amortization of intangible assets	223	223	892	223

Total operating expenses	8,296	7,364	30,996	8,044

Operating income	452	340	1,499	107
Other income, net	335	189	796	300

Income before taxes on income	787	529	2,295	407
Taxes on income	160	120	645	220

Net income	627	409	1,650	187

Basic and diluted net income per share	$0.03	$0.02	$0.09	$0.01

Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	18,675	18,326	18,421	18,522
Diluted	19,227	19,257	19,016	19,106

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. Dollars in Thousands

	March 31,	December 31,
	2005	2004[1]
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$33,220	$28,844
Marketable securities	27,118	30,794
Trade receivables, net+	9,045	10,835
Deferred tax assets	158	125
Prepaid expenses	1,539	703
Other current assets	943	647
Total current assets	72,023	71,948
Long-term investments:
Severance pay fund	1,693	1,713
Deferred tax assets	59	70
Property and equipment, net	4,184	4,471
Goodwill	38,398	38,398
Other intangible assets, net	2,452	2,563
Total assets	$118,809	$119,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$1,555	$1,714
Accrued expenses and other payables	8,026	9,816
Taxes payable	624	707
Deferred revenues	1,987	1,751
Total current liabilities	12,192	13,988
Long-term liabilities:
Accrued severance pay	1,847	1,844
Accrued liabilities	667	782
Total long-term liabilities	2,514	2,626

Stockholders' equity:
Common Stock:	19	19
Additional paid in-capital	137,795	136,868
Accumulated deficit	(33,711)	(34,338)
Total stockholders' equity	104,103	102,549
Total liabilities and stockholders' equity	$118,809	$119,163

1The year ended December 31, 2004 statement of income and balance sheet information has been derived from the December 31, 2004 audited consolidated financial statements of the Company.